Exhibit 10.1

October 6, 2022

Ms. Maureen Westbrook

13 Burroughs Ln

Deep River, CT 06417

Dear Maureen:

I am very pleased to inform you that in recognition of the valuable services you have rendered and the significant contribution you have made, the Company has decided to extend the term of your Amended and Restated Employment Agreement dated October 9, 2019 (the “Employment Agreement”) through January 31, 2023 on the terms described below which terms will be effective for the period (the “Extension Period”) from October 9, 2022 to January 31, 2023 (or until any earlier termination of your employment).

1. Duties of Employment. Commencing October 9, 2022 and until such time as a successor to your position is appointed, you will continue to serve as the President, Connecticut Water Service, and the Company and Chief Executive Officer of The Maine Water Company, with duties, responsibilities and authority commensurate therewith and will report to the Chairman, President and Chief Executive Officer of SJW Group. Beginning with the date your successor is appointed until the end of the Extension Period, you will serve as Senior Vice President of Special Projects and will report to the President of CTWS and the Company. The first sentence of Paragraph 3(a) of the Employment Agreement is amended accordingly.

2. Compensation. During the Extension Period, your compensation will be as follows:

(a) Base Salary. Your rate of annual base salary will remain at the current rate of $413,749.96 with no further reviews or increases.

(b) Annual Bonus. You will be eligible to receive an annual bonus for calendar year 2022 in accordance with, and subject to the terms set forth in, Paragraph 3(b) of the Employment Agreement. You will not be eligible to receive an annual bonus for calendar year 2023. Accordingly, Paragraph 3(b) of the Employment Agreement will not apply after calendar year 2022.

(c) Equity Compensation.

(i) You will continue to accrue service vesting credit during the Extension Period with respect to the unvested portions of the time-based restricted stock unit awards granted by SJW on January 2, 2020, January 4, 2021 and January 3, 2022, and any shares that vest under these awards during the Extension Period will be issued to you, in accordance with the terms and conditions of the applicable equity award documents.

(ii) You will continue to accrue service vesting credit during the Extension Period with respect to the performance-based restricted stock unit awards granted by SJW on January 28, 2020, January 26, 2021 and January 26, 2022, and any shares that vest under these awards during the Extension Period (subject to attainment of the applicable performance goals during the Extension Period) will be issued to you, in accordance with the terms and conditions of the applicable equity award documents.

(iii) All unvested awards will be forfeited on January 31, 2023 (or earlier upon termination of employment, unless otherwise approved by the Executive Compensation Committee of the Board of Directors of SJW Group and the CTWS Board).

(iv) You will not be eligible to receive any new equity awards, including any awards for the 2023 calendar year. Accordingly, Paragraph 4(c)(ii) of the Employment Agreement will not apply after calendar year 2022.

3. Consulting Role. You will not transition to a consulting role; accordingly, Paragraph 6(d) of the Employment Agreement is deleted in its entirety.

4. Payment Upon Termination. You will be eligible to receive severance payments and benefits under Paragraph 7 of the Employment Agreement in the event the Company terminates your employment other than for Cause or your employment terminates by reason of Disability or your death, in each case prior to January 31, 2023. However, you will not be eligible to receive any payments or benefits under Paragraph 7 of the Employment Agreement in the event you terminate your employment with the Company (with or without Good Reason) or the Company terminates your employment for Cause. The following amendments to your Employment Agreement will be effective October 9, 2022:

(a) Paragraph 6(a) will be amended by deleting clause (v) thereof.

(b) Paragraph 6(c) will be amended as follows:

(i) Clause (iii) will be amended in its entirety to read as follows:

“(iii) if Employee’s employment is terminated by Employee for any reason, such date shall not be more than fifteen (15) days after the giving of such notice”; and

(ii) Clauses (iv) and (v) will be deleted.

(c) Paragraph 7 (b) will be amended in its entirety to read as follows:

“By Employee. If Employee shall voluntarily terminate Employee’s employment during the Term for any reason, the obligations of all members of the Group under this Agreement shall cease and Employee shall forfeit all right to receive any compensation or other benefits under this Agreement except only the Accrued Obligations.”

(d) Paragraph (d) will only apply in the event of an Involuntary Termination or termination by reason of Disability. The heading of Paragraph 7(d) is hereby amended to read as follows:

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“Involuntary Termination; Termination by reason of Disability”

(e) The second sentence of Paragraph 7(d)(i) is hereby replaced in its entirety to read as follows:

“The Severance Multiplier shall be a fraction, the numerator of which shall be the number of days remaining from the date of termination to Term End Date and the denominator of which shall be 114.

(f) The definition of “Involuntary Termination” in Section 1(h) shall be replaced in its entirety to read as follows:

“Involuntary Termination” shall mean termination of Employee’s employment with Company by Company without Cause (other than due to Employee’s death or Disability).”

(g) The definition of “Term End Date” in Section 1(k) shall be replaced in its entirety to read as follows:

“Term End Date” shall mean January 31, 2023.

4. Good Reason Waiver. By signing below, you acknowledge that the changes in employment terms as specified herein, do not constitute Good Reason under the Employment Agreement and do not entitle you to severance payments or benefits solely with respect to such changes.

5. Entire Agreement. This letter agreement (the “Extension Agreement”) constitutes the entire understanding and agreement between you and the Company in connection with the extension of your employment period under the Employment Agreement. This Extension Agreement will supersede anything to the contrary in the Employment Agreement. Any terms of the Employment Agreement (or any other agreement between you and the Company or the Group, including without limitation any equity award agreements) that are not superseded by the terms of this Extension Agreement shall remain unmodified and in full force and effect. Nothing in this Extension Agreement supersedes or replaces any of your obligations under the Employment Agreement that survive your termination of employment, including, but not limited to (i) your restrictive covenants under Paragraph 9 of the Employment Agreement, (ii) your obligations under Section 8 of the Employment Agreement, your existing Proprietary Information Inventions Agreement with the Company and any other obligations not to use or disclose Company confidential and/or proprietary information and (iii) your (and the Company’s) agreement to arbitrate disputes. The capitalized terms used in this Extension Agreement, to the extent not defined herein, will have the meanings set forth in the Employment Agreement.

Sincerely

The Connecticut Water Company

By:	/s/ Eric W. Thornburg
Name:	Eric W. Thornburg
Title:	Chairman of the Board of Directors

Connecticut Water Services, Inc.

By:	/s/ Eric W. Thornburg
Name:	Eric W. Thornburg
Title:	Chairman of the Board of Directors

ACCEPTANCE

I hereby accept the foregoing terms and conditions of this Extension Agreement governing my continued employment with The Connecticut Water Company. I also agree that my obligations under the Employment Agreement that survive my termination of employment, including, but not limited to (i) the restrictive covenants under Paragraph 9 of the Employment Agreement, (ii) my obligations under Section 8 of the Employment Agreement, my existing Proprietary Information Inventions Agreement with the Company and any other obligations not to use or disclose Company confidential and/or proprietary information and (iii) my (and the Company’s) agreement to arbitrate disputes. I hereby acknowledge that the changes to my employment terms as set forth above do not constitute Good Reason under the Employment Agreement and do not entitle me to severance payments or benefits solely with respect to such changes.

/s/ Maureen Westbrook

Dated: October 6, 2022

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